EXECUTION

                    STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2000-3



                                TERMS AGREEMENT

                                                          Dated: July 26, 2000



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of July 1, 2000 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:        Series 2000-3.

Terms of the Series 2000-3 Certificates: Structured Asset Securities Corporation, Series 2000-3 Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 1-A6, Class 1-A7, Class 1-A8, Class 1-AP, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-A6, Class 2-A7, Class 2-AP, Class 3-A1, Class 3-AP, Class 3-AX, Class 4-A1, Class 4-AP, Class B1, Class B2, Class BX, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of four pools of fixed rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans") Only the Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 1-A6, Class 1-A7, Class 1-A8, Class 1-AP, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-A6, Class 2-A7, Class 2-AP, Class 3-A, Class 3-AP, Class 3-AX, Class 4-A, Class 4-AP, Class B1, Class B2, Class BX, Class B3, and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-35026.

Certificate Ratings:  It is a condition of Closing that at the Closing
Date the Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 1-A6, Class 1-A7, Class 1-A8, Class 1-AP, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-A6, Class 2-A7, Class 2-AP, Class 3-A1, Class 3-AP, Class 3-AX, Class 4-A1, Class 4-AP and Class R Certificates be rated "AAA" by each of Standard & Poor's Rating Services ("S&P") and Fitch. (collectively, the "Rating Agencies"); the Class R Certificates be rated "AAA" by S&P and Fitch; the Class B1 Certificates be rated "AA" by Fitch; the Class B2 and Class BX Certificates be rated "A" by Fitch; and the Class B3 Certificates be rated "BBB" by Fitch.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: July 1, 2000.

Closing Date: 10:00 A.M., New York time, on or about July 28, 2000. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                             LEHMAN BROTHERS INC.



                                             By: /s/ Joseph J. Kelly
                                                 ------------------------
                                                 Name:  Joseph J. Kelly
                                                 Title:    Vice President

Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION

By:   /s/ Ellen V Kiernan
     --------------------------
     Name:  Ellen V. Kiernan
     Title:  Vice President



                                     Schedule 1

                    Initial Certificate           Certificate           Purchase Price
   Class            Principal Amount(1)          Interest Rate            Percentage
   -----            ----------------             -------------            ----------
 1-A1                    $103,000,000                7.50%                   100.03125
 1-A2(2)                    (3)                      9.50%                        16.0
 1-A3                     108,500,000            Adjustable(4)                99.96875
 1-A4(2)                    (3)                  Adjustable(4)                   2.125
 1-A5                       3,955,000                8.00%                      100.00
 1-A6(2)                    (3)                      9.50%                       30.00
 1-A7                      46,400,000                8.00%                      99.375
 1-A8(2)                    (3)                      9.50%                       39.00
 1-AP(5)                    3,840,569                0.00%                     67.0625
 2-A1                      59,640,000                7.50%                      100.25
 2-A2(2)                    (3)                      8.25%                       14.00
 2-A3                      90,000,000                8.25%                   100.03125
 2-A4(2)                    (3)                      8.25%                       25.00
 2-A5                      25,000,000                7.65%                      100.00
 2-A6                      34,000,000                8.00%                    99.15625
 2-A7(2)                    (3)                      8.25%                       25.00
 2-AP(5)                    1,371,539                0.00%                     62.0625
 3-A1                      74,836,000                8.25%                      100.50
 3-AP(5)                      716,219                0.00%                       65.00
 3-AX(2)                    (3)                  Adjustable(4)                   24.75
 4-A1                      44,963,000                8.25%                   100.34375
 4-AP(5)                      153,481                0.00%                     62.0625
 B1                        19,783,000            Adjustable(4)                99.04688
 B2                        11,804,000            Adjustable(4)                97.73438
 BX                         (3)                      9.50%                       39.00
 B3                         7,359,000            Adjustable(4)                   91.00
 R                            100.00                 9.50%                      100.00

------------
(1) These balances are approximate, as described in this prospectus supplement.

(2)  The Class 1-A2, 1-A4, 1-A6, 1-A8, 2-A2, 2-A4, 2-A7, 3-AX and BX
     Certificates will be interest-only certificates; they will not be entitled to payments of principal.

(3)  The Class 1-A2, 1-A4, 1-A6, 1-A8, 2-A2, 2-A4, 2-A7, 3-AX and BX
     Certificates will have no principal amount; they will accrue interest on a notional amount, as described in this prospectus supplement.

(4) The Class 1-A3, 1-A4 and B3 Certificates accrue interest based on variable interest rates, as described in this prospectus supplement.

(5) The Class 1-AP, 2-AP, 3-AP and 4-AP Certificates will be principal-only certificates; they will not be entitled to payments of interest.